Exhibit 2.1


                        AGREEMENT AND PLAN OF MERGER

                                  Between

                  REPUBLIC SECURITY FINANCIAL CORPORATION

                                    and

                       FIRST PALM BEACH BANCORP, INC.



                          Dated as of May 27, 1998




                             TABLE OF CONTENTS

                                                                       Page
                                 ARTICLE I
                                THE MERGER

 1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
 1.2    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .  2
 1.3    Effects of the Merger  . . . . . . . . . . . . . . . . . . . . .  2
 1.4    Conversion of Company Common Stock . . . . . . . . . . . . . . .  2
 1.5    Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . .  4
 1.6    Parent Common Stock  . . . . . . . . . . . . . . . . . . . . . .  5
 1.7    Articles of Incorporation  . . . . . . . . . . . . . . . . . . .  5
 1.8    By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
 1.9    Directors and Officers . . . . . . . . . . . . . . . . . . . . .  5
 1.10   Tax Consequences; Accounting Treatment . . . . . . . . . . . . .  5
 1.11   Bank Plan of Merger and Merger Agreement . . . . . . . . . . . .  5

                                 ARTICLE II
                             EXCHANGE OF SHARES

 2.1   Parent to Make Shares Available  . . . . . . . . . . . . . . . .  6
 2.2   Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . .  6

                                 ARTICLE III
                      DISCLOSURE SCHEDULES; STANDARDS
                    FOR REPRESENTATIONS AND WARRANTIES

 3.1    Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . .  9
 3.2    Standards  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                 ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 4.1    Corporate Organization . . . . . . . . . . . . . . . . . . . . . 10
 4.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 11
 4.3    Authority; No Violation  . . . . . . . . . . . . . . . . . . . . 13
 4.4    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . 14
 4.5    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
 4.6    Financial Statements . . . . . . . . . . . . . . . . . . . . . . 15
 4.7    Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . 16
 4.8    Absence of Certain Changes or Events . . . . . . . . . . . . . . 16
 4.9    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . 16
 4.10   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 4.11   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 4.12   SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
 4.13   Company Information. . . . . . . . . . . . . . . . . . . . . . . 19
 4.14   Compliance with Applicable Law . . . . . . . . . . . . . . . . . 19
 4.15   Certain Contracts. . . . . . . . . . . . . . . . . . . . . . . . 19
 4.16   Agreements with Regulatory Agencies  . . . . . . . . . . . . . . 20
 4.17   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . 21
 4.18   Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 4.19   Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 4.20   Loan Portfolio.  . . . . . . . . . . . . . . . . . . . . . . . . 22
 4.21   Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
 4.22   Accounting for the Merger; Reorganization  . . . . . . . . . . . 23

                                 ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF PARENT

 5.1    Corporate Organization . . . . . . . . . . . . . . . . . . . . . 24
 5.2    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 25
 5.3    Authority; No Violation  . . . . . . . . . . . . . . . . . . . . 26
 5.4    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . 27
 5.5    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 5.6    Financial Statements . . . . . . . . . . . . . . . . . . . . . . 28
 5.7    Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . 29
 5.8    Absence of Certain Changes or Events . . . . . . . . . . . . . . 29
 5.9    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . 29
 5.10   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
 5.11   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
 5.12   SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . 31
 5.13   Parent Information . . . . . . . . . . . . . . . . . . . . . . . 31
 5.14   Compliance with Applicable Law . . . . . . . . . . . . . . . . . 31
 5.15   Ownership of Company Common Stock; Affiliates and Associates . . 31
 5.16   Agreements with Regulatory Agencies  . . . . . . . . . . . . . . 32
 5.17   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . 32
 5.18   Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
 5.19   Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
 5.20   Loan Portfolio.  . . . . . . . . . . . . . . . . . . . . . . . . 33
 5.21   Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
 5.22   Accounting for the Merger; Reorganization  . . . . . . . . . . . 35

                                 ARTICLE VI
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

 6.1    Covenants of the Company . . . . . . . . . . . . . . . . . . . . 35
 6.2    Covenants of Parent  . . . . . . . . . . . . . . . . . . . . . . 38
 6.3    Conduct of Parent's Business . . . . . . . . . . . . . . . . . . 39

                                 ARTICLE VII
                            ADDITIONAL AGREEMENTS

 7.1    Regulatory Matters.  . . . . . . . . . . . . . . . . . . . . . . 39
 7.2    Access to Information  . . . . . . . . . . . . . . . . . . . . . 40
 7.3    Stockholder Meetings . . . . . . . . . . . . . . . . . . . . . . 41
 7.4    Legal Conditions to Merger . . . . . . . . . . . . . . . . . . . 42
 7.5    Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
 7.6    Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . 42
 7.7    Employee Benefit Plans; Existing Agreements  . . . . . . . . . . 42
 7.8    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . 44
 7.9    Additional Agreements  . . . . . . . . . . . . . . . . . . . . . 45
 7.10   Coordination of Dividends  . . . . . . . . . . . . . . . . . . . 46
 7.11   Assumption of Indemnification Obligations  . . . . . . . . . . . 46
 7.12   Parent Rights Agreement  . . . . . . . . . . . . . . . . . . . . 46
 7.13   Amendment of Company Option Plans  . . . . . . . . . . . . . . . 46
 7.14   Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . 47
 7.15   Directorships  . . . . . . . . . . . . . . . . . . . . . . . . . 47

                                 ARTICLE VIII
                            CONDITIONS PRECEDENT

 8.1    Conditions to Each Party's Obligation To Effect the Merger . . . 47
 8.2    Conditions to Obligations of Parent  . . . . . . . . . . . . . . 48
 8.3    Conditions to Obligations of the Company . . . . . . . . . . . . 50

                                 ARTICLE IX
                        TERMINATION AND AMENDMENT

 9.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . 51
 9.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . 56
 9.3    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
 9.4    Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . 56

                                 ARTICLE X
                            GENERAL PROVISIONS

 10.1   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
 10.2   Nonsurvival of Representations, Warranties and Agreements  . . . 57
 10.3   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
 10.4   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
 10.5   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . 58
 10.6   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 58
 10.7   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 59
 10.8   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . 59
 10.9   Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . 59
 10.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 59
 10.11  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
 10.12  Assignment; No Third Party Beneficiaries . . . . . . . . . . . . 59




                        AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of May 27, 1998, between Republic Security Financial Corporation, a Florida corporation ("Parent"), and First Palm Beach Bancorp, Inc., a Delaware corporation (the "Company"). (Parent and the Company are sometimes collectively referred to herein as the "Constituent Corporations".)

           WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Parent and the merger (the "Bank Merger") of First Bank of Florida into Republic Security Bank; and

           WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Republic Security Bank, a Florida chartered stock commercial bank and a wholly owned subsidiary of Parent ("Parent Bank", and sometimes referred to herein as the "Surviving Bank"), and First Bank of Florida, a federally chartered stock savings bank and a wholly owned subsidiary of the Company (the "Company Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Plan of Merger") providing for the merger (the "Bank Merger") of the Company Bank with and into Parent Bank, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

           WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

           NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                 ARTICLE I

                                 THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Florida Business Corporation Act ("FBCA"), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Florida. The name of the Surviving Corporation shall continue to be Republic Security Financial Corporation. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

        1.2  Effective Time.  The Merger shall become  effective on
 10:00 a.m. on the Closing Date as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and Articles of Merger which will be filed with the Florida Secretary of State (the "Florida Secretary") on the Closing Date (as defined in Section 10.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

        1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and as provided in the FBCA.

        1.4 Conversion of Company Common Stock. (a) At the Effective Time, subject to Section 2.2(e) and Section 9.1(g) hereof, each share of the common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company's treasury, (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof), and (iii) unallocated shares of Company Common Stock held in the Company Bank's Recognition and Retention Plan for Officers and Employees and the Company Bank's Recognition and Retention Plan for Outside Directors (collectively, the "Unallocated RRP Shares")), together with the rights (the "Company Rights") attached thereto issued pursuant to the Rights Agreement, dated as of January 23, 1995, between the Company and Mellon Bank, N.A., as Rights Agent (the "Company Rights Agreement"), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 4.194 shares (the "Exchange Ratio") of the common stock, par value $.01 per share, of Parent ("Parent Common Stock") (together with the number of Parent Rights (as defined in Section 5.2 hereof) associated therewith). All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section
 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

             (b) At the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock, (ii) all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as "DPC Shares")) and (iii) all Unallocated RRP Shares shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

        1.5 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a "Company Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's 1993 Incentive Stock Option Plan and the Company's 1993 Stock Option Plan for Outside Directors (collectively, the "Company Option Plans"), the agreements evidencing grants thereunder and any other agreements between the Company and an optionee regarding Company Options):

        (1) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of the number of shares of Company Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

        (2) the exercise price per share of Parent Common Stock under the new option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

 The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original option except that all references to the Company shall be deemed to be references to Parent.

             (b) Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent's obligations under this Section 1.5. Promptly after the Effective Time (but in no event later than five business days thereafter), Parent shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Parent Common Stock subject to options to acquire Parent Common Stock issued pursuant to Section 1.5(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

        1.6 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

        1.7 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

        1.8 By-Laws. At the Effective Time, the By-Laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.9 Directors and Officers. Except as provided in Section 7.15 hereof, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

        1.10  Tax Consequences; Accounting Treatment.   It is intended that
 the Merger shall (i) constitute a reorganization within the meaning of
 Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code , and (ii) be accounted for as a "pooling-of-interests" under GAAP (as defined herein).

        1.11 Bank Plan of Merger and Merger Agreement. As promptly as practicable following the execution of this Agreement, each of Parent and the Company shall cause Parent Bank and the Company Bank, respectively, to enter into the Plan of Merger in accordance with the requirements of
 Section 658.42, Florida Statutes, and in form and substance usually acceptable to both Parent and the Company, and to submit the Plan of Merger to the Florida Department of Banking and Finance (the "Department") for approval. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing, each of Parent and the Company shall cause Parent Bank and the Company Bank to again execute the Plan of Merger, if it differs in any respect from the counterpart thereof theretofore filed with the Department, and to execute certified copies of the resolutions approving the Plan of Merger by the shareholders of each bank. The Plan of Merger and certified resolutions shall be delivered for filing with the Department. The Plan of Merger shall provide that the Company Bank shall be merged with and into Parent Bank (which shall be the resulting bank in the Bank Merger) at 3:00 p.m. on the afternoon of the Effective Date. Upon effectiveness of the Bank Merger, all of the issued and outstanding shares of the common stock of the Company Bank shall be extinguished and cancelled, and Parent shall be issued a number of shares of the common stock of Parent Bank in such amount as agreed on or before such date by Parent and Parent Bank. The shares of common stock of Parent Bank issued and outstanding immediately prior to effectiveness of the Bank Merger shall remain issued and outstanding and unaffected by the Bank Merger.


                                 ARTICLE II

                             EXCHANGE OF SHARES

        2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the "Exchange Agent") selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to
 Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

        2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

             (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

             (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

             (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this Article II.

             (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the last reported sale prices per share of Parent Common Stock on the Nasdaq Stock Market's National Market (the "NASDAQ/NMS") as reported by The Wall Street Journal for the ten trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

             (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

             (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                ARTICLE III

                      DISCLOSURE SCHEDULES; STANDARDS
                     FOR REPRESENTATIONS AND WARRANTIES

        3.1 Disclosure Schedules. Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the "Company Disclosure Schedule," and in the case of Parent, the "Parent Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party's covenants contained in
 Article VI; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either the Company or Parent, respectively.

        3.2 Standards. (a) No representation or warranty of the Company contained in Article IV or of Parent contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, has had a Material Adverse Effect with respect to the Company or Parent, respectively.

             (b) As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (y) any action or omission of the Company or Parent or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.


                                 ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Article III, and except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

        4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Company is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA"). The Certificate of Incorporation and By-laws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

             (b) The Company Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Except as set forth on Section 4.1(b) of the Company Disclosure Schedule, the certificate of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement.

             (c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

        4.2 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of May 27, 1998, there were 5,076,996 shares of Company Common Stock outstanding and 419,379 shares of Company Common Stock held by the Company as treasury stock. As of May 27, 1998, there were (i) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (x) 435,907 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 4.2(a) of the Company Disclosure Schedule and (y) 1,010,322 shares of Company Common Stock reserved for issuance upon exercise of the option (the "Option") to be issued to Parent pursuant to the Stock Option Agreement to be entered into on the date hereof, between Parent and Company (the "Stock Option Agreement") and (ii) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise, except for 100,000 shares designated as Series A Junior Participating Preferred Stock reserved for issuance upon exercise of the Company Rights. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, and except for the Stock Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule.

             (b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Parent with Section 1.5 hereof, and except as provided in Section 4.2(b) of the Company Disclosure Schedule, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

        4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

             (b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

        4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Home Owners' Loan Act (the "HOLA") and the Bank Merger Act and approval of such applications and notices, (b) the approval of the Department pursuant to sections 655.412, 658.41-.45 Florida Statutes (the "State Banking Approval"), (c) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of the Company's stockholders and Parent's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement will be included as a prospectus, (d) the approval of this Agreement by the requisite vote of the stockholders of the Company, (e) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the filing of the Articles of Merger with the Florida Secretary, (f) approval for quotation of the Parent Common Stock to be issued in the Merger on the NASDAQ/NMS, and (g) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

        4.5 Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with (i) the OTS, (ii) the FDIC,
 (iii) the Department (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively with the Federal Reserve Board, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 4.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

        4.6 Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of September 30, for the fiscal years 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Company, and
 (b) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of operations, cash flows and changes in stockholders' equity for the six-month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act. The September 30, 1997 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
 Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

        4.7 Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. ("KBW") in accordance with the terms of a letter agreement between KBW and the Company, a true and correct copy of which has been previously made available by the Company to Parent.

        4.8 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.8(a) of the Company Disclosure Schedule, or as disclosed in any Company Report (as defined in Section 4.12) filed with the SEC prior to the date of this Agreement, since September 30, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company.

             (b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule or as disclosed in any Company Report filed with the SEC prior to the date of this Agreement, since September 30, 1997, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

             (c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since March 31, 1998, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 1998 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

        4.9 Legal Proceedings. (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

             (b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

        4.10 Taxes. (a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has
 (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all material Taxes (as hereinafter defined) shown to be due on such Tax Returns. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, (i) as of the date hereof neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review.

             (b) For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

        4.11 Employees. (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

             (b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents if applicable: (i) the Plan document; (ii) the actuarial report for such Plan for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service for such Plan and (iv) the most recent summary plan description and related summaries of material modifications.

             (c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule: each of the Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of the Company no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

        4.12 SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

        4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

        4.15 Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors or consultants,
 (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director or consultant thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $250,000 per annum, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this
 Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered or made available to Parent true and correct copies of each Company Contract.

             (b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract described in clause (iii) of
 Section 4.15(a) is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract described in clause (iii) of Section 4.15(a), (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract described in clause (iii) of Section 4.15(a), and (iv) no other party to any Company Contract described in clause (iii) of Section 4.15(a) is, to the knowledge of the Company, in default in any respect thereunder.

        4.16  Agreements with Regulatory Agencies.  Except as set forth in
 Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

        4.17 Environmental Matters. Except as set forth in Section 4.17 of the Company Disclosure Schedule:

             (a) Each of the Company and its Subsidiaries and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

             (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

             (c) To the knowledge of the Company, during the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

             (d)  The following definitions apply for purposes of this
 Section 4.17: (x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

        4.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

        4.20 Loan Portfolio. (a) Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of April 30, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of April 30, 1998, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder,
 (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of April 30, 1998, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of April 30, 1998, was classified as "Other Real Estate Owned" and the book value thereof.

             (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.21 Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Company as of March 31, 1998 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings,
 (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.

        4.22 Accounting for the Merger; Reorganization. The Company has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.


                                 ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PARENT

        Subject to Article III, Parent hereby represents and warrants to the Company as follows:

        5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and By-laws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

             (b) Parent Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Florida. The deposit accounts of the Parent Bank are insured by the FDIC through the Bank Insurance Fund and the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Parent's other Subsidiaries which is a "Significant Subsidiary" (each a "Significant Subsidiary" and together the "Significant Subsidiaries") as such term is defined in Regulation S-X promulgated by the SEC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation and by-laws of the Parent Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

             (c) The minute books of Parent and each of its Significant Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

        5.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of May 27, 1998, there were 24,288,036 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding, and no shares of Parent Common Stock held in Parent's treasury. As of the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that (i) 1,190,017 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options and warrants pursuant to the stock option plans listed in Section 5.11 of the Parent Disclosure Schedule (collectively, the "Parent Stock Plans"), (ii) 1,000,000 shares of Parent Series B Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Rights Agreement, dated as of April 14, 1995, between Parent and IBJ Schroder Bank and Trust Company, as Rights Agent (the "Parent Rights Agreement") and (iii) 1,040,000 shares of Parent Common Stock were reserved for issuance upon consummation of the transaction contemplated by the Agreement and Plan of Merger, dated as of March 26, 1998, by and between Parent and Unifirst Federal Savings Bank (the "Unifirst Merger Agreement"). All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in
 Section 5.2(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

             (b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Parent's stockholders, no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

             (b) Except as set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of Parent, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained,
 (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

        5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the HOLA and the Bank Merger Act, and approval of such applications and notices, (b) the State Banking Approval, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (d) the approval of this Agreement by the requisite vote of the stockholders of Parent, (e) the filing of the Certificate of Merger with the Delaware Secretary and the Articles of Merger with the Florida Secretary, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (g) approval for quotation of the Parent Common Stock to be issued in the Merger on the NASDAQ/NMS, and (h) such filings, authorizations or approvals as may be set forth in Section
 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

        5.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 5.5 of Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

        5.6 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31 for the fiscal years 1996 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Parent, and (b) the unaudited consolidated statements of financial condition of Parent and its Subsidiaries as of March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.6 (including the related notes, where applicable) fairly present and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Significant Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

        5.7 Broker's Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Sandler, O'Neill & Partners, L.P., ("Sandler O'Neill").

        5.8 Absence of Certain Changes or Events. Except as may be set forth in Section 5.8 of the Parent Disclosure Schedule, or as disclosed in any Parent Report (as defined in Section 5.12) filed with the SEC prior to the date of this Agreement, since December 31, 1997, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

        5.9  Legal Proceedings.  (a)  Except as set forth in Section
 5.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any and there are no pending or, to Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

             (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

        5.10 Taxes. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns. Except as set forth in Section 5.10 of the Parent Disclosure Schedule, (i) as of the date hereof, neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review.

        5.11 Employees. (a) Section 5.11(a) of the Parent Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Parent Plans") by Parent, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), all of which together with Parent would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Parent, any Subsidiary or any Parent ERISA Affiliate.

        (b)  Except as set forth in Section 5.11(b) of the Parent
 Disclosure Schedule: each of the Parent Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Parent Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Parent Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither Parent nor any Parent ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Parent Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of Parent no proceedings have been instituted to terminate any Parent Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Parent Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a material risk to Parent of incurring a liability to or on account of a Parent Plan pursuant to Title IV of ERISA; no Parent Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA and no Parent Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or, to the knowledge of Parent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Plans or any trusts related thereto.

        5.12 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its stockholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

        5.13 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

        5.14 Compliance with Applicable Law. Parent and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

        5.15  Ownership of Company Common Stock; Affiliates and
 Associates. (a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares); and

             (b) Neither Parent nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL section203(c)(1)) or an "associate" (as such term is defined in DGCL section203(c)(2)) of the Company or an "Interested Stockholder" (as such term is defined in Article Eighth of the Company's Certificate of Incorporation).

        5.16  Agreements with Regulatory Agencies.  Except as set forth in
 Section 5.16 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 5.16 of the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement.

        5.17 Environmental Matters. Except as set forth in Section 5.17 of the Parent Disclosure Schedule:

             (a) Each of Parent and its Subsidiaries and, to the knowledge of Parent, each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all Environmental Laws;

             (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Parent, threatened, before any Governmental Entity or other forum in which Parent, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent or any of its Subsidiaries, any Participation Facility or any Loan Property;

             (c) To the knowledge of Parent during the period of (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of Parent, prior to the period of (x) Parent's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Parent's or any of its Subsidiaries' interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property; and

             (d)  The following definitions apply for purposes of this
 Section 5.17: (x) "Loan Property" means any property in which Parent or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and
 (y) "Participation Facility" means any facility in which Parent or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

        5.18 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from Sandler O'Neill to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.

        5.19 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

        5.20 Loan Portfolio. (a) Except as set forth in Section 5.20 of Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of April 30, 1998, over 90 days delinquent in payment of principal or interest or in default of any other provision, or
 (ii) Loan with any director, executive officer or five percent or greater stockholder of Parent or any of its Subsidiaries, or to the knowledge of Parent, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 5.20 of Parent Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $250,000 of Parent or any of its Subsidiaries that as of April 30, 1998, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Parent and its Subsidiaries that as of April 30, 1998, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Parent that as of April 30, 1998, was classified as "Other Real Estate Owned" and the book value thereof.

             (b) Each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        5.21 Property. Each of Parent and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, and which are reflected on the consolidated statement of financial condition of Parent as of March 31, 1998 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement,
 (iv) for dispositions and encumbrances of, or on, such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which Parent or any Subsidiary of Parent, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in default thereunder.

        5.22 Accounting for the Merger; Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP or (ii) as a reorganization under Section 368(a) of the Code.


                                 ARTICLE VI

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Stock Option Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or the Stock Option Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

             (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends not in excess of $0.175 per share of Company Common Stock;

             (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company,(ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and
 (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to the Company Option Plans or any employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

             (c) amend its Certificate of Incorporation, By-laws or other similar governing documents;

             (d) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, subject to the fiduciary duties of the Board of Directors of the Company, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.1(d). The Company will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Parent in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement;

             (e) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $500,000 in the aggregate;

             (f)  enter into any new line of business;

             (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

             (h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

             (i) change its methods of accounting in effect at March 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

             (j) (i) except as set forth in Section 7.13 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that nothing contained herein shall prohibit the Company from (x) paying retention bonuses as described in Section 6.1(j) of the Company Disclosure Schedule, or (y) paying, on or immediately prior to the Closing Date, discretionary bonuses in respect of fiscal 1998 in a manner consistent with past practice and in an aggregate amount not to exceed $300,000;

             (k) take or cause to be taken any action which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or a reorganization under Section 368(a) of the Code;

             (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

             (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

             (n) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

             (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date; or

             (p)  agree to do any of the foregoing.

        6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

             (a) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock in a manner consistent with past practice;

             (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

             (c) take any action or enter into any agreement that could reasonably be expected to jeopardize or delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

             (d) change its methods of accounting in effect at March 31, 1998, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Parent's independent auditors;

             (e) take or cause to be taken any action which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or a reorganization under Section 368(a) of the Code; or

             (f)  agree to do any of the foregoing.

        6.3 Conduct of Parent's Business. Parent shall, and Parent shall cause the Parent Banks to, conduct its business in substantially the same manner as heretofore conducted.


                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

        7.1 Regulatory Matters. (a) Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to its respective stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

             (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

             (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

             (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

        7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

             (b) All information furnished to Parent pursuant to Section 7.2(a) shall be subject to, and Parent shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, (the "Confidentiality Agreement"), between Parent and the Company. The Company shall have the same obligations to Parent under the Confidentiality Agreement with respect to information furnished to the Company pursuant to Section 7.2(a) as if the Company were the receiving party under such agreement.

             (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

        7.3 Stockholder Meetings. The Company and Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. The Company and Parent each will, through its Board of Directors, subject, in the case of the Company, to the fiduciary duties of such board, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party's stockholders on the same day.

        7.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Bank Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and
 (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger or the Bank Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

        7.5 Affiliates. (a) Each of Parent and the Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.5(a) hereto (in the case of affiliates of Parent) or Exhibit 7.5(b) hereto (in the case of affiliates of the Company).

             (b) Parent shall publish, not later than 15 days after the end of the first full calendar month following the month in which the Effective Time occurs, financial results covering at least 30 days of post-Merger combined operations as contemplated by SEC Accounting Series Release No. 135.

        7.6 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the NASDAQ/NMS, subject to official notice of issuance, as of the Effective Time.

        7.7 Employee Benefit Plans; Existing Agreements. (a) As of the Effective Time, the employees of the Company and its Subsidiaries (the "Company Employees") shall be eligible to participate in the employee benefit plans of Parent and its Subsidiaries in which similarly situated employees of Parent or Parent Bank participate, to the same extent as similarly situated employees of Parent or Parent Bank (it being understood that inclusion of Company Employees in such employee benefit plans may occur at different times with respect to different plans).

             (b) With respect to each Parent Plan, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

             (c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements existing prior to the execution of this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof and which have been disclosed in the Company Disclosure Schedule. Parent acknowledges and agrees that (i) the Merger constitutes a "Change of Control" for all purposes pursuant to such agreements and arrangements and (ii) in light of Parent's plans relating to management assignments and responsibilities with respect to the business of Parent from and after the Effective Time, each director, officer or employee who is a party to, or is otherwise subject to, any such agreement or arrangement will, upon consummation of the Merger, have "Good Reason" to terminate employment thereunder. The provisions of this Section 7.7(c) are intended to be for the benefit of, and shall be enforceable by, each such director, officer or employee.

             (d) Parent agrees that, during the three-month period following the Effective Time, no Company Employee shall be terminated for "cause" (as defined in the Company Option Plans) unless such Company Employee has been given written notice of such termination at least ten business days prior to the date of termination. This Section 7.7(d) is intended to be for the benefit of, and shall be enforceable by, each such Company Employee.

        7.8 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties,
 (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 7.8 shall continue in full force and effect without time limit from and after the Effective Time.

             (b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended by the Company (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 7.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

             (c)  In the event Parent or any of its successors or assigns
 (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this section.

             (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Plan Merger or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

        7.10 Coordination of Dividends. After the date of this Agreement each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Parent Common Stock or Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

        7.11 Assumption of Indemnification Obligations. As of the Effective Time, Parent shall assume all of the Company's obligations under
 Section 9.9 of the Agreement and Plan of Merger, dated as of May 31, 1995, by and between the Company and PBS Financial Corp. (the "PBS Merger Agreement"). If Parent or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in Section 9.9 of the PBS Merger Agreement.

        7.12 Parent Rights Agreement. Parent agrees that Parent Rights shall be issued with respect to each share of Parent Common Stock issued pursuant to the terms hereof regardless of whether there has occurred a "Distribution Date" under the terms of the Parent Rights Agreement prior to the Effective Time, and Parent shall take all action necessary or advisable to enable the holder of each share of Parent Common Stock issued pursuant to this Agreement to obtain the benefit of such Parent Rights notwithstanding their prior distribution, including, without limitation, amendment of the Parent Rights Agreement.

        7.13 Amendment of Company Option Plans. With respect to any Company Option which provides the holder thereof with the right to surrender such Company Option in exchange for a cash payment under certain circumstances following a "Change of Control" (as defined in the Company Option Plans), the Company shall use its reasonable best efforts to obtain, as soon as practicable following the date of this Agreement, the consent of such option holder to an amendment of the Company Option Plan under which such Company Option was granted providing for the replacement of such cash-out right with a right to surrender all or part of such Company Option in exchange for a number of shares of Company Common Stock having an aggregate value equal to the excess of (x) the aggregate Fair Market Value (as defined in the Company Option Plans), as of the date of surrender of such Company Option, of the shares of Company Common Stock underlying the portion of such Company Option being surrendered over (y) the aggregate exercise price of such portion of the Company Option.

        7.14 Stock Option Agreement. Concurrently with the execution and delivery of this Agreement, Parent and the Company agree to execute and deliver the Stock Option Agreement in the form attached hereto as Annex A.

        7.15 Directorships. Parent shall cause its Board of Directors to be expanded by three members and shall appoint those persons selected by the Company from among those persons currently serving on the Company's Board of Directors (such persons, and any substitute person as provided in the last sentence of this paragraph, the "Nominees") to fill the vacancies on Parent's Board of Directors created by such increase at the Effective Time. In the event any Nominee shall be appointed or elected to a class of directors of Parent the term of which class of directors expires prior to December 31, 2000, Parent shall include such person on the list of nominees for director presented by the Board of Directors of Parent and for which said Board shall solicit proxies at the annual meeting of stockholders of Parent following the Effective Time at which directors are elected for such class. In the event that any Nominee is unable to serve as a director of Parent as a result of death, illness, resignation or any other reason, Parent shall elect another member of the Company's Board of Directors as a substitute nominee in accordance with this Section 7.15.


                                ARTICLE VIII

                            CONDITIONS PRECEDENT

        8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a) Stockholder Approvals. This Agreement shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Company Common Stock and Parent Common Stock under applicable law.

             (b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for quotation on the NASDAQ/NMS, subject to official notice of issuance.

             (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

             (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

             (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger.

        8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

             (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 4.2 and Section 4.10) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and
 (ii) the representations and warranties of the Company set forth in Section
 4.2 and Section 4.10 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

             (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

             (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

             (d) Federal Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, counsel to Parent ("Parent's Counsel"), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

             (i) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

             (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

             (iii) The aggregate tax basis of the Parent Common Stock received by stockholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

 In rendering such opinion, Parent's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

             (e) Pooling of Interests. Parent shall have received a letter from Ernst & Young LLP addressed to Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

        8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

             (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of Parent set forth in this Agreement (other than those set forth in Section 5.2 and Section 5.10) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and
 (ii) the representations and warranties of Parent set forth in Section 5.2 and Section 5.10 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

             (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

             (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

             (d) Federal Tax Opinion. The Company shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

             (i) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

             (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock); and

             (iii) The aggregate tax basis of the Parent Common Stock received by stockholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

 In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

             (e) Pooling of Interests. The Company shall have received a letter from Ernst & Young LLP addressed to Parent, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

                                 ARTICLE IX

                         TERMINATION AND AMENDMENT

        9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of both the Company and Parent:

             (a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

             (b) by either Parent or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

             (c) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

             (d) by either Parent or the Company (provided that the terminating party shall not be in material breach of any of its obligations under Section 7.3) if any approval of the stockholders of either of the Company or Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

             (e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

             (f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

             (g) by the Company at any time during the ten-day period commencing two days after the Determination Date (as defined below), if either (x) both of the following conditions are satisfied:

        (1) the Average Closing Price (as defined below) shall be less than the product of 0.85 and the Starting Price; and

        (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio");

 or (y) the Average Closing Price shall be less than the product of 0.75 and the Starting Price;

 subject to the following four sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent which notice shall specify which of clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option, in the case of a termination invoked under clause (x), of adjusting the Exchange Ratio to equal the lesser of
 (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. During such five-day period, Parent shall have the option, in the case of a termination invoked under clause (y), to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.75, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If Parent makes an election contemplated by either of the two preceding sentences, within such five-day period it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 9.1(g). For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

     "Average Closing Price" means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on the NASDAQ/NMS ending at the close of trading on the Determination Date.

     "Determination Date" means the fifth business day prior to the date on which the last of the Requisite Regulatory Approvals shall be received, without regard to any requisite waiting periods in respect thereof.

     "Index Group" means the group of each of the 15 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

 BANK HOLDING COMPANY                                             WEIGHTING
 --------------------                                             ---------
 CNB Bancshares, Inc.  . . . . . . . . . . . . . . . . . . . . . . . 10.10%
 BancorpSouth, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . 10.42%
 Commerce Bancorp, Inc.  . . . . . . . . . . . . . . . . . . . . . . 11.14%
 Provident Bankshares Corporation  . . . . . . . . . . . . . . . . .  7.94%
 First Commonwealth Financial Corporation  . . . . . . . . . . . . .  6.86%
 Banknorth Group, Inc. . . . . . . . . . . . . . . . . . . . . . . .  5.99%
 United Bankshares, Inc. . . . . . . . . . . . . . . . . . . . . . .  7.89%
 Hancock Holding Company . . . . . . . . . . . . . . . . . . . . . .  7.08%
 F&M National Corporation  . . . . . . . . . . . . . . . . . . . . .  6.69%
 Carolina Fist Corporation . . . . . . . . . . . . . . . . . . . . .  5.35%
 MainStreet BankGroup Incorporated . . . . . . . . . . . . . . . . .  4.61%
 BT Financial Corporation  . . . . . . . . . . . . . . . . . . . . .  3.81%
 Triangle Bancorp, Inc.  . . . . . . . . . . . . . . . . . . . . . .  4.32%
 National City Bancshares, Inc.  . . . . . . . . . . . . . . . . . .  4.77%
 United National Bancorp . . . . . . . . . . . . . . . . . . . . . .  3.02%

     "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

     "Starting Date" means May 26, 1998.

     "Starting Price" shall mean the last reported sale price per share of Parent Common Stock on the Starting Date, as reported by the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

     If any company belonging to the Index Group or Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

        9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                 ARTICLE X

                             GENERAL PROVISIONS

        10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of month and
 (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in
 Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of Morgan, Lewis & Bockius LLP, Miami, Florida, unless another time, date or place is agreed to in writing by the parties hereto.

        10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        10.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  if to Parent, to:

                  Republic Security Financial Corporation
                  4400 Congress Avenue
                  West Palm Beach, Florida  33407
                  facsimile: (561) 881-9225
                  Attention:  Chief Executive Officer

        with a copy to:

                  Morgan, Lewis & Bockius, LLP
                  5300 First Union Financial Center
                  Miami, Florida  33131
                  facsimile: (305) 579-0321
                  Attn:  John S. Fletcher, Esq.


        and

             (b)  if to the Company, to:

                  First Palm Beach Bancorp, Inc.
                  450 South Australian Avenue
                  West Palm Beach, Florida  33402-2326
                  facsimile: (561) 650-2336
                  Attention:  Chief Executive Officer

        with a copy to:

                  Skadden, Arps, Slate, Meagher
                    & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  facsimile: (212) 735-2000
                  Attn:  William S. Rubenstein, Esq.

        10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 27, 1998. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

        10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, the Bank Merger Agreement and the Stock Option Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law.

        10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.11 Publicity. Except as otherwise required by law or the rules of the NASDAQ/NMS, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        10.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              REPUBLIC SECURITY FINANCIAL
                                CORPORATION


                              By: /s/ Rudy E. Schupp
                                -------------------------------
                                Name:  Rudy E. Schupp
                                Title: Chairman and CEO


                              FIRST PALM BEACH BANCORP, INC.


                              By: /s/ Louis O. Davis, Jr.
                                 -----------------------------
                                 Name:  Louis O. Davis, Jr.
                                 Title: President and CEO